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                                                                     Exhibit 8.1


                      [Letterhead of Dewey Ballantine LLP]


                                  June 17, 1999


Omnicare, Inc.
100 East RiverCenter Boulevard
Suite 1600
Covington, Kentucky 41011

         Re:   Merger of Boca

Ladies and Gentlemen:

          We have acted as your counsel in connection with the proposed merger (the "Merger") of Boca Acquisition Corp., a newly formed Florida corporation ("Mergeco") with CompScript-Boca, Inc., a Florida corporation ("Boca") as contemplated by the Plan of Merger dated as of June 17, 1999 (the "Merger Plan"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4, including a Prospectus (the "Prospectus") of Omnicare, Inc., a Delaware corporation ("Omnicare").

          You have requested our opinion as to the accuracy of the description in the Prospectus of certain federal income tax consequences to holders of shares of Boca common stock ("Boca Common Stock"). In rendering our opinion, we have examined the Merger Plan, the Prospectus, the representation letter of Omnicare dated today which has been delivered to us for purposes of this opinion (the "Officer's Certificate"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Merger will be consummated in the manner contemplated in the Prospectus and in accordance with the provisions of the Merger Plan, (ii) the statements concerning the Merger set forth in the Prospectus are accurate and complete, (iii) the representations set forth in the Officer's Certificate are accurate and complete and (iv) any representations in the Officer's Certificate that are qualified by the phrases "to the best of the knowledge," "has no knowledge," or similar such phrases are, in each case, correct without such qualification.

          On the basis and subject to (i) the accuracy of the statements and representations contained in the materials referred to above and the above assumptions and (ii) our considerations of such other matters as we have deemed necessary, it is our opinion that the description of the federal income tax consequences to certain holders of Boca Common Stock contained in the Prospectus under the heading "Material United States Federal Income Tax Consequences of the Merger" correctly sets forth the material federal






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income tax consequences for such holders. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger.

          This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                     Very truly yours,


                                                     Dewey Ballantine LLP